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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                       [_]
Filed by a Party other than the Registrant    [X]

check the appropriate box:
[ ]   Preliminary Proxy Statement
[_]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12

                                              [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e) (2)

                            COMPUTER HORIZONS CORP.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   AQUENT LLC
   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price on other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

     [_]  Fee paid previously with preliminary material








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[AQUENT LOGO]

FOR IMMEDIATE RELEASE

                   AQUENT MAILS DEFINITIVE PROXY MATERIALS TO
                         COMPUTER HORIZONS SHAREHOLDERS

 Urges Shareholders To Vote GOLD To Keep Computer Horizons' Board Accountable --
             Vote FOR the Election of Two New Independent Directors;
        Vote FOR Enhancing Shareholders' Ability to Call Special Meetings

Boston, MA, May 2, 2003 - Aquent LLC, a privately held global professional services firm, today announced that it has commenced mailing of its definitive proxy materials to all shareholders of record of Computer Horizons Corp. (NASDAQ: CHRZ) for the May 14, 2003 Annual Meeting of Shareholders. Aquent strongly urges all Computer Horizons shareholders sign, date and mail the GOLD proxy card today to vote FOR the election of two, new independent and highly-qualified director nominees to Computer Horizons' Board of Directors, and to vote FOR Aquent's proposed by-law amendment, which will afford Computer Horizons shareholders the opportunity to hold the Company's Board accountable for its actions at any time during the year.

John Chuang, Chairman and Chief Executive Officer of Aquent, LLC, mailed to fellow Computer Horizons shareholders the following letter, which accompanies Aquent's definitive proxy materials:

                                                                     May 2, 2003

             KEEP COMPUTER HORIZONS' BOARD OF DIRECTORS ACCOUNTABLE

                         VOTE THE GOLD PROXY CARD TODAY

     Dear Fellow Shareholder of Computer Horizons Corp.:

          Computer Horizons' Annual Meeting of Shareholders is less than two weeks away. At this meeting, you, the true owners of this Company, will be asked to make what could be the most important decision regarding your investment in Computer Horizons. Ask yourself: Do you want to continue supporting a Board that has overseen continued poor stock performance and a deteriorating core business and has provided questionable payments to a former executive, or do you want to elect two new independent directors to the Board who are committed to maximizing shareholder value and will consider Aquent's $5.00 per share premium cash merger proposal or any other reasonable proposal?

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          To protect the value of your investment in Computer Horizons we strongly recommend you sign, date and return the enclosed GOLD proxy card today to vote FOR the election of the Aquent nominees and FOR amending the Company's bylaws.

          We urge you: Do not return the white proxy card solicited by Computer Horizons' Board and management, even to vote AGAINST their slate. If you have previously returned a white proxy card, you have every right to change your vote. Only your latest dated proxy counts. Vote the GOLD card today.

           WE BELIEVE THAT AQUENT'S $5 PER SHARE CASH MERGER PROPOSAL
                          PROVIDES SUPERIOR VALUE TODAY
                     FOR ALL COMPUTER HORIZONS SHAREHOLDERS

          As you know, on April 14, 2003, Aquent sent a letter to Computer Horizons' Board of Directors proposing a cash merger transaction in which Aquent would acquire Computer Horizons for $5.00 per share in cash, or a purchase price of approximately $151 million. We believe our cash merger proposal provides far greater value than Computer Horizons can generate as a stand-alone company. If the Board and its advisors fairly and objectively evaluate our proposal, we are confident they will recognize that this transaction is compelling, could be completed promptly and will provide all shareholders with cash value well beyond that which Computer Horizons could achieve on its own. In fact, Aquent's proposal:

          o Represents a 67% premium based upon Computer Horizons' closing price of $3.00 per share on Friday, April 11, 2003, the last trading day prior to the public announcement of our proposal;

          o Represents a 69% premium to Computer Horizons' average closing share price of $2.96 over the 30 trading days prior to the public announcement of our proposal;

          o Is higher than any trading price for Computer Horizons' common stock over the last two years; and

          o    Represents 100x management's estimated 2003 forward earnings.

          Aquent stands ready to deliver significant value - in cash - to all Computer Horizons shareholders. We are confident we have the necessary resources to complete a merger promptly. We have had extensive discussions with financing sources who have indicated their willingness to issue commitment letters for asset-based borrowings following short due diligence, which together with the resources of both companies would be more than sufficient to fund this transaction. Aquent has a proven track record of successful acquisitions, having closed more than a dozen transactions since 1986, including the December 2001 acquisition of Renaissance Worldwide, Inc. (NASDAQ: REGI), an IT Services and Solutions company with more than $200 million in revenues, for approximately $100 million in cash using the same financing structure.

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            WE DOUBT THAT MANAGEMENT CAN GET COMPUTER HORIZONS' SHARE
            PRICE TO APPROACH OR EXCEED $5 IN THE FORESEEABLE FUTURE
              WITHOUT THE PROSPECT OF AN ACQUISITION OF THE COMPANY

          We believe the Company's present management team has consistently failed to develop, articulate and execute a strategy that will increase Computer Horizons' share price. This failure has resulted in $109 million of losses over the past three years and a share price that has suffered greatly. During the Company's latest conference call with investors on April 30, 2003, management announced another significant revenue decline and another operating loss. On a previous conference call with investors on February 26, 2003, management articulated yet another change in strategy -- utilizing the Company's assets to acquire a federal government solutions business, an acquisition that could be extremely expensive, yet still not establish Computer Horizons as a significant service provider in that market.

          Even more disappointing to us, the Company's management team articulated no compelling strategy for turning around its IT Services, or staffing, business division, which accounted for approximately 68% of its revenue in 2002. Management also failed to articulate how it would make its Chimes subsidiary a significant contributor to its future operating performance. During the five trading days following the February 26, 2003 conference call, the Company's stock price dropped from $3.92 to $2.96 and never closed above $3.09 until after the public announcement of Aquent's proposal on April 14, 2003. During the same period, each of the NASDAQ, Standard & Poor's 500 and Dow Jones Industrial Average Indices rose at least 5%.

          Shareholders should make their own assessment of management's ability to execute on its newly articulated strategy. Let's take a look at Computer Horizons' recent track record:

          o Poor operating performance: Net losses of $109 million over the past three years; overall revenues for the first quarter 2003 dropped 24% from the prior year's comparable period and 10% sequentially; revenues from IT Services, the Company's largest business segment, dropped 34% from the prior year and 17% sequentially; and revenues from Chimes are no longer growing - they were flat sequentially.

          o Unsuccessful acquisitions: Since 1997, Computer Horizons has spent approximately $247 million in cash and stock on acquisitions. The Company disposed of a number of these acquired businesses and subsequently realized significant losses on divestitures and write downs.

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          o    Questionable payments to John Cassese: On April 29, 2003,
               Computer Horizons announced a separation agreement for its recently departed CEO, John Cassese, in which he was provided with a $3.5 million buyout plus certain health and insurance benefits that have yet to be fully disclosed. As further reported on the Company's April 30, 2003 earnings call, Mr. Cassese's separation agreement includes a complete release of an allegedly valuable non-compete in the event of a change of control of the company. We question the merits of approving such an agreement with an individual that entered into a consent decree with the SEC over insider trading activities and has recently been indicted over these same activities. We are still waiting for the Company to fully disclose details of this separation agreement.

          o Management looking after its own interests - at the expense of shareholders: In February 2003, the Company's Board effectively repriced underwater options, in spite of the Company's track record of sustained losses. In fact, the Board cancelled 1,635,526 options priced at $10 per share and above and committed to grant 715,621 new options in August 2003 at then current fair market value exercise prices. 82% of these options were committed to John Cassese, the Company's then CEO, and William Murphy, the Company's current CEO.

          Importantly, Computer Horizons has not offered shareholders an alternative transaction or strategy to enhance shareholder value. The Company has also not announced when or how it will attempt to generate value equal to or greater than Aquent's $5.00 per share cash merger proposal. Hold Computer Horizons' Board accountable by signing, dating and returning the enclosed GOLD proxy card TODAY.

             ACT NOW TO HOLD COMPUTER HORIZONS BOARD ACCOUNTABLE --
                    ELECT TWO NEW INDEPENDENT BOARD MEMBERS
               AND ENHANCE YOUR ABILITY TO CALL SPECIAL MEETINGS

          The two new independent and highly-qualified individuals Aquent is nominating as directors at Computer Horizons' upcoming Annual Meeting are Robert A. Trevisani and Karl L. Meyer. Both of these individuals have experience as public company directors. We believe that the election of these two new and independent members to the Computer Horizons Board, while they will not constitute a majority of the six-person Board, will help guide the Board to fulfill its fiduciary duty to explore all avenues open to the Board and its advisors with the goal of maximizing shareholder value.

          We are also seeking your support to amend the Company's by-laws to authorize shareholders who own 10% or more of Computer Horizons' outstanding stock to call special meetings of shareholders. This will afford shareholders the opportunity to hold Computer Horizons' Board accountable for its actions at any time during the year, not just once a year at the annual meeting. At present, only management or the holders of 50% or more of Computer Horizons' outstanding stock can call a special meeting.

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          Keep your Board accountable -- Vote FOR the election of Aquent's independent director nominees and vote FOR the proposed by-law amendment by signing, dating and returning the enclosed GOLD proxy card TODAY.

          o Vote GOLD... if you want your Board to suitably consider Aquent's $5.00 per share premium cash merger or any other reasonable proposal

          o Vote GOLD... to elect directors who will listen to the shareholders - the true owners of the Company

          o Vote GOLD... to elect directors who will fulfill their obligations to maximize shareholder value

          o Vote GOLD... to hold your Board accountable year-round and not just once a year

          o    Vote GOLD... if you are frustrated by continued poor performance

          o Vote GOLD... if you object to questionable corporate governance action, including questionable payments to a former executive

          We urge you: Do not return the white proxy card solicited by Computer Horizons' Board and management, even to vote AGAINST their slate. If you have previously returned a white proxy card, you have every right to change your vote. Only your latest dated proxy counts. Vote the GOLD card today.

          Thank you for your consideration and support. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

                                            On behalf of Aquent LLC,

                                            Sincerely,


                                            John Chuang
                                            Chairman and Chief Executive Officer

About Aquent

Aquent LLC is a privately-held premier global solutions company that operates 70 offices located in 15 countries. Aquent consists of two divisions: IT Services, providing solutions in application development, quality assurance testing, and project management; and Marketing & Creative Services, providing outsourcing, systems consulting and staffing for Global 1000 companies. Aquent was founded 17 years ago and is headquartered in Boston, MA. Additional information about Aquent can be found on the Company's website at www.aquent.com.

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In connection with Computer Horizons' upcoming Annual Meeting, Aquent has filed and plans to circulate a proxy statement with the Securities and Exchange Commission (SEC). COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Aquent with the SEC in connection with the Annual Meeting at the SEC's web site at www.sec.gov. Computer Horizons shareholders may also obtain free copies of the proxy statement and other documents filed by Aquent in connection with the annual meeting, including information about the identity of the participants in the solicitation (who may be deemed to include, in addition to Aquent, Aquent's nominees Robert A. Trevisani and Karl E. Meyer, and Aquent's directors and executive officers John H. Chuang, Steven M. Kapner, Mia Wenjen and Nunzio Domilici) and a description of their direct and indirect interests, by security holdings or otherwise, by directing a request to: Aquent LLC, 711 Boylston Street, Boston, Massachusetts 02116, Attn: Steven M. Kapner, phone: (617) 535-5000, email: skapner@aquent.com.

SAFE HARBOR STATEMENT

Certain statements contained herein regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby, including due to risk factors listed from time to time in Computer Horizons' reports and filings with the Securities and Exchange Commission.

                                      # # #

Contact:
Investors                                 Media
Mark Harnett                              Matthew Sherman / Jeremy Jacobs
MacKenzie Partners                        Joele Frank, Wilkinson Brimmer Katcher
212-929-5877                              212-355-4449